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                                                                   Exhibit 5(b)

                                   Reid & Priest LLP
                                  40 West 57th Street
                               New York, N.Y. 10019-4097
   Washington Office             Telephone 212 603-2000       New York Office
     Market Square                 Fax 212 603-2001           Direct Dial Number
701 Pennsylvania Avenue, N.W.
 Washington D.C. 20004
      202 508-4000
    Fax: 202 508-4321



                                                         New York, New York
                                                         November 19, 1996



      Minnesota Power & Light Company
      30 West Superior Street
      Duluth, Minnesota  55802

      Dear Sirs:

                  With reference to the Registration Statement on Form S-8 to be filed on or about the date hereof with the Securities and Exchange Commission by Minnesota Power & Light Company (Company) under the Securities Act of 1933, as amended (Act) and pursuant to which the Company intends to register 150,000 shares of its Common Stock, without par value (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to as the "Shares") in connection with the Minnesota Power Director Long-Term Stock Incentive Plan (Plan), we are of the opinion that:

                  1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

                  2. All action necessary to make the authorized but unissued Stock legally issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

                           a. The Minnesota Public Utilities Commission shall have authorized the issuance and sale of the Shares;

                           b.   The Board of Directors or the Executive
                                Committee thereof shall have taken all actions as may be necessary to consummate the authorization of the proposed issuance and sale of the Shares;

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Minnesota Power &
Light Company                      -2-                        November 19, 1996



                           c. The Stock shall have been issued and delivered for the consideration contemplated in the Plan; and

                           d. The Rights shall have been issued in accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary as Rights Agent (Rights Agreement).

                  3. Stock purchased on the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and outstanding.

                  The opinions set forth in paragraphs 2(d) and 3 above with respect to the Rights are limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota. In this connection, we have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

                  We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Corporate Secretary of the Company.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.


                                     Very truly yours,

                                     REID & PRIEST LLP

                                     REID & PRIEST LLP